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Exhibit 10.102

                                February 1, 2003


Vasu Vijayaraghavan
President
Enfacet, Inc.
3109 Wyndmere Drive
Richardson, TX 75082

         RE:      CONVERSION OF "C" STOCK

Dear Vasu:

         This agreement shall amend the terms of the Stock Purchase Agreement, executed on of August 21, 2001 and amended on August 24, 2001, between Vertical Computer Systems, Inc. ("Vertical") and Enfacet, Inc. ("Enfacet") in connection with the 30,000 shares of Vertical Computer Systems Preferred Series "C" Convertible Stock ("Vertical Preferred C Stock").

      Whereas Vertical issued the Vertical Preferred C Stock to Enfacet and currently owns 100% of Enfacet,

         Whereas, the parties wish to resolve any outstanding issues concerning the Vertical Preferred C Stock.

The parties hereby agree as follows:

1. The 15,000 shares of Vertical Preferred C Stock set aside for employees shall be cancelled and Vertical, subject to the terms of this agreement, shall issue within 120 days of the date of this Agreement, 3,000,0000 shares of common stock (the "Stock") to the following individuals:

         a.  Chuck Kensicki                 750,000
         b.  Justin Davis                   300,000
         c.  Catherine Vu                   150,000
         d.  Kirubakaran Veerappan          150,000
         e.  Divyatej Raghu                 150,000
         f.  Leroy Molock                   600,000
         g.  Vasu Vijay                     900,000

Both parties acknowledge and agree that Vertical shall have not obligation to issue the above common stock to any individual listed above, unless and until the individual agrees to accept the stock and execute a waiver concerning Enfacet and this agreement.

If Vertical fails to issue the Stock within 120 days as agreed, then this amendment is rendered null and void.


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2. Vertical may elect to issue 3,000,000 shares of Vertical common stock in lieu of the 7500 shares of Vertical Preferred C Stock. Both parties acknowledge and agree that Vertical's obligation to issue these shares is subject to the terms of McAuley's employment agreement.

3. With respect to the 15,000 shares of Vertical Preferred Series C Stock set aside for additional funding or similar purposes, Vertical may dispose of the stock in its best business judgment.

4. Both parties acknowledge and agree that no dividends for the Vertical Preferred C Stock shall accrue and to the extent that any dividends have accrued, Enfacet waives the right to collect any dividends and all accrued and future dividends shall be cancelled. In the event Vertical actually issues any shares from the 30,000 Vertical Preferred C Stock to McAuley or a third party, dividends will accrue from the date of transfer and/or issuance.

The SPA, as amended shall not otherwise be modified. By executing a copy of this letter, you hereby indicated you acknowledgement and agreement to the terms set forth herein.




                                   Sincerely,


                                   VERTICAL COMPUTER SYSTEMS, INC.


                                   By:      ___________________________
                                            Richard Wade, President/CEO


ACKNOWLEDGED, ACCEPTED AND AGREED:


ENFACET, INC.


By:      ________________________
         Vasu Vijayaraghavan, President

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